Exhibit 99.1

AITX's RAD Receives Largest Data Center Construction Order to Date

Existing Customer Orders 12 RIO Mini and 12 ROSA Units with SARA

Detroit, Michigan, July 30, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that an existing construction industry client has entered into a fully executed agreement for 12 additional RIO™ Mini autonomous solar powered security trailers, and 12 ROSA™ autonomous security units, each equipped with a SARA™ (Speaking Autonomous Responsive Agent) license, for deployment at a new large data center construction project.

Artist's depiction of several RAD RIO Mini autonomous security towers deployed across a large data center construction project, providing AI driven autonomous security throughout the site.

Based on RAD's internal order records, this agreement represents RAD's largest single order to date for a data center construction application. Full deployment is expected by September 1, 2026. The agreement provides for a minimum deployment term of two years, with an option for the customer to continue the deployment uninterrupted for a third year.

Large scale data center construction presents a unique security challenge. These expansive, constantly evolving environments often contain valuable equipment and materials spread across broad outdoor areas where traditional security approaches can be difficult and costly to deploy effectively. RAD believes this growing segment is well suited for autonomous security, where continuous awareness, intelligent response, and the ability to scale quickly can address challenges that have traditionally required significant security resources.

"Large construction projects have historically required a significant security presence simply because of their size and complexity," said Troy McCanna, Chief Revenue Officer and Chief Security Officer at RAD. "Today we're seeing customers in this segment shift toward autonomous security. This customer is demonstrating that RIO, ROSA and SARA can serve as the core of a large site's security program while delivering the consistent awareness and responsiveness these projects require."

RAD believes large data center construction projects represent a compelling opportunity for autonomous security solutions. These sites often require temporary yet comprehensive security throughout extended construction schedules, creating an opportunity for organizations to deploy autonomous security early in a project's lifecycle. As facilities transition from construction to operation, RAD believes these deployments may naturally expand to include permanent security solutions such as ROAMEO™ and AVA™, supported by ongoing SARA licenses.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver practical and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated execution of definitive contracts for the ordered RIO Mini and ROSA units, expected recurring monthly revenue (RMR), the timing and completion of deployments by September 1, 2026, the expected total number of devices operated by the customer, the suitability of the data center construction segment for autonomous security solutions, and the potential expansion of construction-phase deployments into permanent installations. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive contracts for some or all of the ordered units are not executed, or are terminated or modified; delays or failures in manufacturing, component availability, customer site preparation, commissioning or acceptance; the risk that the underlying construction project is delayed, reduced in scope, suspended or terminated; the risk that units are redeployed or returned before the end of the expected deployment period; the absence of any assurance that construction-phase deployments will convert into permanent installations; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/